Exhibit 4(iv)4

AMENDMENT TO CERTAIN WARRANTS
FOR THE PURCHASE OF SHARES OF COMMON STOCK OF
HAMMONDS INDUSTRIES, INC.

THIS AMENDMENT TO CERTAIN WARANTS FOR THE PURCHASE OF SHARES OF COMMON STOCK OF HAMMONDS INDUSTRIES, INC. (this "Amendment"), dated as of September 20, 2007, is made by and between Hammonds Industries, Inc., a Nevada corporation (formally known as International American Technologies, Inc.) (the "Issuer") and Vision Opportunity Master Fund, Ltd. (the "Holder").

RECITALS:

WHEREAS, reference is made to the warrants set forth on Schedule 1 attached hereto (the "Warrants") pursuant to which the Holder is entitled to purchase shares of the Issuer’s Common Stock at exercise prices of $0.18 per share and $0.50 per share, upon the various terms and conditions set forth therein. Capitalized terms used but not defined, herein shall have the meanings ascribed to such terms in the Warrants; and

WHEREAS, the parties hereto desire and have agreed to amend the Warrants, pursuant to this Amendment, such that upon exercise the Holder shall be entitled to purchase shares of the Issuer’s new Series C Convertible Preferred Stock, as authorized by the Certificate of Designation a form of which is attached as Exhibit A hereto, in lieu of the Common Stock at an exercise price of $0.10 per preferred share, in the amounts set forth on Schedule 1 attached hereto; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Amendments to Warrants. Each of the Warrants is hereby amended so that upon exercise of the Warrants, in lieu of receiving shares of Common Stock at an exercise price per share of $.18 or $0.50, as stated in the applicable Warrants, the Holder shall receive shares of the Issuer’s new Series C Convertible Preferred Stock with a stated value per share of $1.00 and an exercise price per share of $.10 (the "Series C Preferred Shares"), as authorized by the Certificate of Designation a form of which is attached as Exhibit A hereto, in an amount equal to one-tenth (1/10th) of a Series C Preferred Share for each share of Common Stock that would otherwise have become exercisable pursuant to the Warrants, as more fully set forth on Schedule 1 attached hereto. The new form of Exercise Notice for the Series C Preferred Shares is attached hereto as Exhibit B.

2. Board Resolutions. Prior to the signing of this Amendment, the Issuer shall have provided the Holder with a certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Issuer, authorizing the execution, delivery and performance of this Amendment and the filing of the Certificate of Designation of the Series C Convertible Preferred Stock with the Nevada Secretary of State.

3. Registration Rights. The shares of Common Stock issuable upon conversion of the Series C Preferred Shares shall be registered on the registration statement required to be filed by the Company pursuant to those certain Registration Rights Agreements dated as of August 8, 2006 and September 29, 2006 (the "Registration Rights Agreements"). The parties acknowledge and agree that each party is entitled to all of the rights and subject to all of the obligations of the Registration Rights Agreements as if the shares of Common Stock issuable upon conversion of the Series C Preferred Shares were "Registrable Securities" as of the dates the Registration Rights Agreements were entered into.

4. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Warrants are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

5. Entire Agreement. This Amendment and the Warrants constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

6. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HAMMONDS INDUSTRIES, INC.
By:
Name:
Title:

VISION OPPORTUNITY MASTER FUND, LTD.
By:
Name:
Title:

Schedule 1 Warrants

Warrant:	Issue Date:	Maturity Date:	Common Stock:	Preferred Shares:
Series A Warrant No.: W-A-06-01	August 8, 2006	August 8, 2011	5,555,555	555,556
Series A Warrant No.: W-A-06-02	August 23, 2006	August 23, 2011	2,777,778	277,778
Series B Warrant No.: W-B-06-01	August 8, 2006	August 8, 2008	8,333,333	833,333
Series C Warrant No.: W-C-06-01	September 29, 2006	September 30, 2011	4,362,933	436,293

		Aggregate Amounts:	21,029,599	2,102,960

Exhibit A Form of Series C Certificate of Designation

Exhibit B

EXERCISE FORM

SERIES [__] WARRANT

HAMMONDS INDUSTRIES, INC.

The undersigned _______________, pursuant to the provisions of the within Warrant, hereby elects to purchase _____ shares of Series C Preferred Stock.

Dated: _________________ Signature ___________________________

Address _____________________

_____________________

The undersigned is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended.

ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint _____________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated: _________________ Signature ___________________________

Address _____________________

_____________________

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the right to purchase _____ shares of Series C Preferred Stock evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ___________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated: _________________ Signature ___________________________

Address _____________________

_____________________

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-___ canceled (or transferred or exchanged) this _____ day of ___________, _____, shares of Series C Preferred issued therefor in the name of _______________, Warrant No. W-_____ issued for _____ shares of Series C Preferred Stock in the name of _______________.